Exhibit 10.1

TERM SHEET

March 8, 2013

1.	Purchase. Net Element International, Inc. (NASDAQ: NETE) will form a new Delaware corporation to be named TOT, Inc. ("TOT, Inc."). Unified Payments, LLC, a Delaware limited liability company ("Unified"), will contribute all of its assets and Business (as defined below) to TOT, Inc. (the "Contribution"). Unified and its members will represent and warrant to TOT, Inc. that such assets are all of the assets currently used in the operation of the current business of Unified (the "Business") and are sufficient to carry on such Business as currently conducted.

2.	Consideration for Contribution.

(a)	TOT, Inc. will assume Unified's long-term debt not exceeding, together with Unified's entire preferred equity plus PIK interest accrued thereon, $23,144,024 (as set forth in detail on Exhibit A hereto) plus accrued interest on the long-term debt portion of such amount through the closing date of the Contribution (the "Closing Date") less any liabilities to Unified and its affiliates and/or related parties, each as of the Closing Date. No other liabilities of Unified will be assumed.

(b)	TOT, Inc. will commit to reduce the assumed indebtedness to RBL Capital by $1,000,000 within six (6) months from closing of the Contribution.

(c)

From the Closing Date through December 31, 2013, Unified's preferred equity will continue accruing PIK interest at 8% per annum compounding quarterly. On January 1, 2014, Unified's preferred equity and accrued and unpaid PIK interest thereon will be converted into term loan with 8% per annum interest only debt (interest to be paid quarterly), with the entire principal payable in 3 years from such conversion date. Such debt will be assumed by TOT, Inc. pursuant to Section 2(a) above. The rights and obligations set forth in this paragraph 2(c) above will be reflected in the amended and restated operating agreement of Unified to be entered into by all members of Unified prior to entering into the Bridge Loan (as defined below).

(d)	At closing of the Contribution, TOT, Inc. will issue to Unified common stock of TOT, Inc. representing, upon such issuance, 10% of the total issued and outstanding common stock of TOT, Inc.

(e)	Subject to the conditions precedent set forth in this paragraph 2(e), within 3 days after the execution of this term sheet by all parties hereto, NETE or is subsidiary will provide to Unified a bridge loan in the total amount of up to $750,000 (the "Bridge Loan") substantially on the terms set forth in the loan documents entered into by NETE and Unified on the date hereof. The first draw under the Bridge Loan will be $600,000. NETE's execution and performance under the Bridge Loan will be subject to the following conditions precedent: (i) Prior to entering into the Bridge Loan, the operating agreement of Unified will be amended and restated (and fully executed copy of such operating agreement will be delivered to NETE) to document the rights and obligations of Unified and its members set forth in paragraph 2(c) above and to reflect the ownership of all common membership interests in Unified as follows: Oleg Firer - 75.5% and Georgia Notes 18, LLC - 24.5%; the ownership of all preferred equity in Unified as follows: Georgia Notes 18, LLC - 100%; and (ii) such ownership interests percentages/breakdown shall not change.

(f)	Prior to closing of the Contribution, TOT, Inc. will negotiate a compensation and equity agreement with Oleg Firer and other senior executives of the Unified management team.

(g)	At closing of the Contribution, NETE will contribute and assign to TOT, Inc. NETE's 70% indirect equity interest in TOT Money LLC (Russia), along with all of the assets and liabilities of TOT Money LLC (Russia), including, without limitation, the indebtedness in the amount of approximately $12.9 million (as of 12/31/12) of TOT Money LLC (Russia) to Net Element Russia, LLC, a wholly-owned subsidiary of NETE). In consideration for such contribution by NETE, TOT, Inc. will issue to NETE common stock of TOT, Inc. representing, upon such issuance, 90% of the total issued and outstanding common stock of TOT, Inc.

3.	Future Capital Infusion. In order to execute the business plan of the combined business (TOT, Inc.) post-closing of the Contribution, the parties hereto understand and acknowledge that TOT, Inc. will require up to $9,200,000 in capital infusion (via borrowing or otherwise) in order to acquire Unified agents' commissions.

4.	Working Capital. At closing of the Contribution, TOT, Inc. will need approximately $3,000,000 of working capital (less the amount of the Bridge Loan) for the combined business (TOT, Inc.) to execute on the business model. The source of such funds will be the working capital of TOT Money LLC (Russia) as, upon closing of the Contribution, TOT Money LLC (Russia) will become a direct or indirect subsidiary of TOT, Inc.

5.	Closing Date. The parties agree to use good faith efforts to enter into the definitive documentation relating to the transactions contemplated hereby and close such transactions by April 1, 2013. Time is of the essence.

6.	Conditions to Closing of the Contribution. The consummation of the Contribution is subject to the satisfaction (or NETE's written waiver in its sole and absolute discretion) of the following conditions precedent:

(a)	The completion of definitive documentation relating to the Contribution containing representations, warranties, covenants and indemnities customary for the contemplated transaction and dependent on the results of NETE's due diligence of Unified and the Business;

(b)	the completion of all due diligence of Unified and the Business (including, without limitation, with respect to operations, assets, liabilities, encumbrances, obligations, financial condition, taxes, results of operations, legal proceedings, contracts and other matters) to the reasonable satisfaction of NETE;

(c)	receipt of all necessary consents and approvals;

(d)	Unified to obtain consent of all lenders of Unified to the assumption of debt by TOT, Inc. (and no default/acceleration of debt is triggered);

(e)	no material adverse change to the Business or Unified, including but not limited to, material pending or threatened litigation, bankruptcy or other proceeding;

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(f)	annualized gross processing revenue of the Business during the period from January 1, 2013 to the date that is 10 days prior to the closing of the Contribution is not less than $20,000,000;

(g)	NETE's board approval of the Contribution; and

(h)	other customary conditions to closing.

7.	Related Parties Liabilities. No related parties' debt or any other related parties' liabilities will be assumed by TOT, Inc.

8.	Conduct of Business. Unified and its members and management will operate Unified and the Business in the ordinary course of business and, unless otherwise agreed in writing with NETE, refrain from any non-ordinary course actions (including, without limitation, no increase in compensation, no bonuses, no declaration or payment of distributions or dividends of any kind, no golden parachutes, no new material liabilities, no liabilities out of the ordinary course of business, no new borrowing, no lending or guaranteeing debt, no new material obligations, no new encumbrances or liens, no sale, transfer, exchange or any other disposition, directly or indirectly, of any part of the Business of any assets of Unified, etc.).

9.	Exclusivity.

(a)	This paragraph 9 applies to any discussions or negotiations (the "Third Party Negotiations") between Unified and/or any of its affiliates (or any of their respective agents, employees, advisers or other representatives) and anyone other than NETE (or a company which is a subsidiary of NETE) or any of its officers, agents, employees, advisers or other representatives (a "Third Party") relating to a "Corporate Activity," being:

(i)	the disposal (whether by way of sale, offer, transfer, joint venture, business combination or otherwise) of the whole or any part of the issued or any new equity or any other ownership interest or any instruments convertible into such ownership interest (or any interest in such equity or any other ownership interest or any instruments convertible into such ownership interest) of or in Unified; or

(ii)	granting any rights or options to operate all or part of the existing and/or future business of Unified; or

(iii)	the disposal (whether by way of sale, offer, transfer, joint venture, business combination or otherwise) of all or any part of the Business or the assets of Unified.

(b)	Immediately on signing this letter of intent, each of Unified and its affiliates (and their respective agents, employees, advisers or other representatives) shall, and shall cause their respective agents, employees, advisers or other representatives to, terminate, or procure the termination of, any Third Party Negotiations currently taking place. None of Unified or any of its affiliates nor any of their respective agents, employees, advisers or other representatives shall, until the April 1, 2013 (the "Exclusivity Period"), directly or indirectly:

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(i)	induce, solicit, procure or otherwise encourage a Corporate Activity from a Third Party;

(ii)	enter into, re-start, solicit, initiate or otherwise participate in any Third Party Negotiations;

(iii)	seek, encourage or respond to any approach that might lead to Third Party Negotiations;

(iv)	enter into any letter of intent, agreement, arrangement or understanding (whether or not in writing and/or whether or not legally binding) relating to a Corporate Activity, whether pursuant to any Third Party Negotiations or otherwise; or

(v)	supply or otherwise disclose any information about the JV to a party that wishes, or may wish, to enter into Third Party Negotiations (unless the information is publicly available).

10.	General.

(a)	Each party hereto is responsible for its or his own costs in connection with the transactions contemplated hereunder, whether or not they proceed (including, without limitation, the preparation and negotiation of this letter of intent).

(b)	This letter of intent and all disputes or claims arising out of or in connection with the transactions contemplated hereunder or their subject matter will be governed by the laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Florida. The parties irrevocably agree that any dispute or claim that arises out of or in connection with this letter of intent or its subject matter will be determined and settled by the parties hereby in amicable way and via good will negotiations; provided, however, that, if the parties cannot so settle, then the courts located in Miami-Dade County, Florida shall have exclusive jurisdiction to settle any such dispute or claim.

(c)	This letter of intent will constitute a binding agreement between the parties upon its signing by the parties. This letter of intent is for the benefit of the parties to it and is not intended to benefit, or be enforceable by, anyone else.

(d)	This letter of intent may be executed in multiple counterparts, each of which shall be deemed an original but all of which, together, shall constitute one instrument. For the purposes of this letter of intent, an executed facsimile or a portable document format (.PDF) counterpart copy of this letter of intent shall be deemed an original for all purposes.

[Signatures are on next page.]

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Please sign and cause to be signed by the other persons indicated a copy of this letter of intent in the places provided on this page.

UNIFIED PAYMENTS, LLC		Net Element International, Inc.

By:	/s Oleg Firer	By:	/s/ Dmitry Kozko
Name:	Oleg Firer	Name:	Dmitry Kozko
Title:	Sole Manager and Executive Chairman	Title:	President

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Exhibit A

Unified Debt and Preferred Equity

As at February 1, 2013

Note holder	Position	Note Amount	Current Balance	Origination Date	Term (Mo's)	Termination Date	Interest Rate	Monthly Payment	Balloon Payment
RBL Capital Corp	Senior	7,550,000	3,323,375	1/11/2011	46	10/10/2014	15.63%	114,722	-
MBF Merchant Capital	Senior	8,294,176	2,880,649	12/15/2011	60	1/15/2016	15.63%	85,512	-
MBF Merchant Capital	Senior	2,000,000	2,000,000	12/15/2011	60	1/15/2016	17.50%	62,500	-
NPC/Vantiv	Senior	1,100,000	156,667	10/9/2009	48	10/9/2013	5.00%	25,000	-
Capital Sources of NY	Sub-Debt	2,300,000	2,300,000	1/11/2011	48	1/10/2015	15%	124,583	-
Georgia Notes 18, LLC	Preferred	10,700,000	12,483,333	1/11/2011	0	n/a	8%	-	-
Total:		$31,944,176	$23,144,024					$412,317	-

Renegotiated Debt from February 2013

						Reduction in
						Monthly Payments

Note holder	Position	Interest Rate	Monthly Payment	Balloon Payment	Monthly Payment	New Payment
RBL Capital Corp(1)	Senior	15.63%	43,301	222,000	114,722	43,301
MBF Merchant Capital(2)	Senior	9.75%	39,977	3,612,416	148,012	39,977
NPC/Vantiv	Senior	5.00%	25,000	-	25,000	25,000
Capital Sources of NY(3)	Sub-Debt	15%	28,750	-	124,583	28,750
Georgia Notes 18, LLC (4)	Sub-Debt	8%	83,222	12,483,333	-	83,222
Total:			$220,250	$16,317,750	$412,317	$220,250

(1)	New terms of RBL debt: 2 payments of $43,300.80; 24 payments of $162,143.07; balloon $222,000

(2)	New terms of MBF debt: 6 payments of $39,977.47; 30 payments of $81,048.71; balloon $3,612,416.39

(3)	New terms of Capital Sources of NY debt: 1 year interest only extension $28,750 months, followed by 24 payments of $124,583

(4)	Georgia Notes 18, LLC's preferred equity to be converted on January 1, 2014 to 8% interest only loan (interest compounding annually with a balloon due on 01/01/17). Upon such conversion, such debt will be assumed by TOT, Inc.

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